Exhibit 10.1

Please find below the proposal for services to be provided by Titan Advisory Services LLC (“Titan”) to Bright Green Corporation (the “Company”).

SCOPE OF WORK

Date:	March 6, 2024
Effective Date:	March 1, 2024
Project:	CFO and Advisory Services - Renewal
Services:	The services to be provided are as follows:

1.	Continue to operate as the Chief Financial Officer, including, but not limited to the following responsibilities:

a.	Overall financial strategy implementation and execution.
b.	Oversee forecasts and budgeting.
c.	Oversee finance/ accounting department.
d.	SEC financial reporting.
e.	Oversee tax compliance.
f.	Audit facilitation.

2.	Continue to operate as the Chief Compliance Officer ensuring that the Company complies with its outside regulatory and legal requirements, as well as internal policies and bylaws.

3.	Decision Support Analysis.

4.	Ad hoc requests.

Deliverables:	Deliverables will correlate with the Services listed above.
Term:	The SoW will expire on February 28, 2025.
Fees:

Fees are fixed at $25,000 per month.

The Company shall issue 600,000 Restricted Stock Units (RSUs) to Saleem Elmasri upon execution of this SoW, which vest over the term of this Scope of Work.

The Company, at the discretion of its Board of Directors, reserves the right to grant Titan bonus payments contingent upon performance.

Payment Terms:	Invoices shall be issued on or about the last business day of the month and payable immediately.

Thank you for your consideration. We look forward to working with you.

/s/ Saleem Elmasri
Saleem Elmasri
Managing Partner
Titan Advisory Services LLC

THIS SOW CORRECTLY SETS FORTH THE UNDERSTANDING OF THE COMPANY:

/s/ Gurvinder Singh	CEO
SIGNATURE	TITLE

Gurvinder Singh	3/7/2024
PRINT NAME	DATE